PROMISSORY NOTE

$450,000.00 USD	Date: Feb. 9, 2006

FOR VALUE RECEIVED, INFOTECH (SHANGHAI) NEW ENERTECH LTD. (the “Promissor”) hereby promises to pay to INFOTECH ESSENTIALS, INC., or such other holder for the time hereof (the “Holder”), the principal amount of Four Hundred and Fifty Thousand Dollars ($450,000.00) in the United States currency (the “Principal Amount”) ON DEMAND. No interest is payable on the outstanding principal.

Subsequent to demand for payment, any arrears in payment of the Principal Amount shall bear interest at the rate of ten percent (10%) per annum calculated annually. Time shall be of the essence of this Note. Extension of time for payment of all or any part of the amount owing hereunder at any time or times, or failure of the Holder to enforce any of the rights or remedies hereunder, shall not release the Promissor and shall not constitute a waiver of the rights of the Holder to enforce such rights and remedies thereafter.

Should suit be brought to recover on this Note, the Promissor promises to pay reasonable attorney’s fees and court costs in addition to the amount found to be due on this Note.

IN WITNESS WHEREOF the Promissor has executed this Note effective as of Feb. 9, 2006 although executed thereafter.

INFOTECH (SHANGHAI) SOLAR TECHNOLOGIES LTD.

By: “ Shi Jian Yin"
Authorized Signatory